FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)
Suite 1920, 1188 West Georgia Street
Vancouver, B.C.
V6E 4A2

Item 2.	Date of Material Change

January 11, 2011

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51- 102 with respect to the material change disclosed in this report is January 11, 2011. The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer appoints Nancy Curry as Manager – Corporate Communications.

Item 5.	Full Description of Material Change

The Issuer reports that the appointment of Ms. Nancy Curry as Manager, Corporate Communications for the Company.

Nancy brings over 20 years of financial market, management and public company experience to the Issuer. Nancy began her career working in the brokerage industry and has worked for several national investment dealers specializing in trading futures. Her public company experience began in 1995 and she has worked with several resource and technology companies coordinating and implementing extensive Corporate Communications and Investor Relations programs. Most recently, Nancy was VP Corporate Communications for Diamonds North Resources Ltd. where that company was nominated twice for Best Investor Relations by a TSX Venture Exchange Company by IR Magazine.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for investments by the Issuer in other resource companies (including Coalhunter) to add significant value, the possibility of the sale by the Issuer of any of its projects, the ability of the Issuer to identify and acquire advanced stage projects, and financing plans and business trends, are forward-looking statements.

Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Issuer may produce or plan to produce, the Issuer's inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Issuer’s 2010 Annual Information Form filed with certain securities commissions in Canada and the Issuer’s 2010 Annual Report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies. All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the latest technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Henk Van Alphen, President & CEO
Business Telephone No.: (604) 408-7488

Item 9.	Date of Report

February 1, 2011